Exhibit 99.1

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851

203.810.1000 / 203.810.1001 Fax

News Release	Contact: Peter Walsh FactSet Research Systems Inc.
FOR IMMEDIATE RELEASE	203.810.1000

FactSet Research Systems Reports 22% Revenue Growth for the Third Quarter of Fiscal 2007

Norwalk, Connecticut – June 19, 2007 – FactSet Research Systems Inc. (NYSE: FDS), a leading provider of integrated financial information and analytical applications to the global investment community, today announced its results for the third quarter of fiscal 2007.

For the quarter ended May 31, 2007, revenues increased to $121.1 million, up 22.5% compared to the prior year. On a constant currency basis, revenue growth was 21.5%. Operating income for the third quarter rose 26.7% to $39.2 million from $31.0 million in the same period of fiscal 2006. Net income advanced to $28.6 million as compared to $21.0 million a year ago. Diluted earnings per share increased to $0.56, up from $0.41 in the same period of fiscal 2006. Included in the just completed third quarter were income tax benefits of $1.9 million or $0.04 per diluted share resulting primarily from a Section 199 tax deduction pertaining to fiscal 2006. The third quarter of fiscal 2006 included income tax benefits of $0.8 million or $0.01 per share primarily from the closure of previously filed tax returns.

Consolidated Statements of Income

(Condensed and Unaudited)

	Three Months Ended May 31,			Nine Months Ended May 31,
(In thousands, except per share data)	2007	2006	Change	2007	2006	Change
Revenues	$121,075	$98,815	22.5%	$346,269	$282,134	22.7%
Total operating expenses	81,858	67,862	20.6	233,846	194,134	20.5
Income from operations	39,217	30,953	26.7	112,423	88,000	27.8
Net income	28,575	21,036	35.8	78,851	59,473	32.6
Diluted earnings per common share	$0.56	$0.41	36.6%	$1.54	$1.18	30.5%
Diluted weighted average common shares	51,387	50,909		51,310	50,561

Philip A. Hadley, Chairman and CEO said, “We are pleased to report a successful third quarter. We continued to experience subscription, workstation, and client growth due to momentum across many of our products and geographies.”

Third Quarter Financial Highlights

Subscriptions increased $26.3 million during the quarter and were up $25.7 million excluding currency. On a constant currency basis, subscriptions advanced $88.8 million over the last twelve months, up 22.3% and were $489.2 million as of May 31, 2007. Of this total, subscriptions from FactSet’s domestic operations were $342.7 million, while overseas operations were $146.4 million. Demand for FactSet’s services continued unabated. Users rose to 33,300, up from 32,000 at the beginning of the quarter. Client count was 1,914 as of May 31, a net increase of 42 clients during the quarter.

“Subscriptions” at any given point in time represent the forward-looking revenues for the next 12 months from all subscription services currently being supplied to clients.

Other financial and operational highlights of the third quarter of fiscal 2007 include:

•	Client retention rate remained above 95%.

•	U.S. revenues were $86.0 million for the three months ended May 31, 2007. Excluding non-subscription revenues, the growth rate was 21.5%.

•	Revenues from non-U.S. operations increased 22.5% to $35.1 million. On a constant currency basis and excluding non-subscription revenues, revenues from non-U.S. operations advanced 21.4%.

•	515 clients, consisting of 4,300 users, subscribed to the PA 2.0 application at quarter-end.

•	Free cash flow was $40.8 million, up 31% over the year ago quarter. This increase was aided by invoicing clients on the first of the month, effective April 2007.

•	Capital expenditures during the quarter were $10.1 million, which consisted of $3.4 million for computer-related equipment and the remainder for the expansion of various office locations.

•	The Company repurchased 196,929 shares for $12.3 million. At May 31, 2007, $103.2 million is authorized for future repurchases.

•	Employee count as of May 31, 2007 was 1,544, up 20% from a year ago and up 14% since the beginning of the fiscal year.

•

During the just completed quarter, the Company increased its quarterly cash dividend by 100% to $0.12 per share, or $0.48 per share per annum. The cash dividend was paid on June 19, 2007 to holders of record of FactSet’s common stock on May 31, 2007.

Year-to-Date Results of Operations

For the nine months ended May 31 2007, revenues increased 22.7% to $346.3 million and operating income rose 27.8% to $112.4 million. Net income grew 33% to $78.9 million, while diluted earnings per share increased 31% to $1.54. Capital expenditures for the nine months ended May 31, 2007 were $25.4 million, which included a reduction of $0.4 million of landlord contributions received during the current fiscal year.

Recent Events and Business Outlook

The following forward-looking statements reflect FactSet’s expectations as of June 19, 2007. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. The Company does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Fourth Quarter Fiscal 2007 Expectations

•	FactSet’s fourth quarter earnings release is scheduled for September 25, 2007.

•	Revenues are expected to range between $126 million and $130 million.

•	Operating margins are expected to range between 32.0% and 34.0%.

•	The effective tax rate is expected to range between 35.0% and 36.0%.

Full Year Fiscal 2007

•	Capital expenditures are expected to range between $35 million to $39 million.

Forward looking statements

This news release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like “expected,” “anticipates,” “plans,” “intends,” “projects,” “should,” “indicates,” “continues,” “subscriptions” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the ability to integrate newly acquired companies; the ability to hire qualified personnel; the maintenance of the Company’s leading technological position; the impact of global market trends on the Company’s revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the retention of key clients; the successful resolution of ongoing audits by tax authorities; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

Conference Call

The Company will host a conference call today, June 19, 2007 at 11:00 a.m. (EST) to review the third quarter fiscal 2007 earnings release. To listen, please visit the investor relations section of the Company’s website at www.factset.com.

About FactSet

FactSet Research Systems Inc. combines integrated financial information, analytical applications, and client service to enhance the workflow and productivity of the global investment community. The Company, headquartered in Norwalk, Connecticut, was formed in 1978 and now conducts operations along with its affiliates from more than twenty-two locations worldwide, including Boston, New York, Chicago, San Mateo, London, Frankfurt, Paris, Milan, Tokyo, Hong Kong, and Sydney.

FactSet Research Systems Inc.

Consolidated Statements of Financial Condition

(In thousands and unaudited)	May 31, 2007	August 31, 2006
ASSETS
Cash and cash equivalents	$172,045	$126,549
Investments	17,135	16,641
Receivables from clients and clearing broker, net	55,039	59,190
Deferred taxes	1,718	1,600
Other current assets	5,142	3,000

Total current assets	251,079	206,980
Property, equipment, and leasehold improvements, net	70,314	59,812
Goodwill	144,728	141,354
Intangible assets, net	38,375	43,074
Deferred taxes	6,490	3,554
Other assets	2,571	2,454

Total assets	$513,557	$457,228

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$16,056	$18,110
Accrued compensation	19,954	21,407
Deferred fees	25,872	25,322
Dividends payable Taxes payable	5,864 4,401	2,933 9,689
Note payable	—	1,840

Total current liabilities	72,147	79,301
Deferred taxes	6,706	8,536
Deferred rent and other non-current liabilities	14,049	10,703

Total liabilities	92,902	98,540
Stockholders’ Equity
Common stock	559	554
Capital in excess of par value	153,998	130,033
Retained earnings	444,966	377,846
Treasury stock	(186,810)	(153,073)
Accumulated other comprehensive income	7,942	3,328

Total stockholders’ equity	420,655	358,688

Total liabilities and stockholders’ equity	$513,557	$457,228

FactSet Research Systems Inc.

Consolidated Statements of Income

	Three Months Ended May 31,		Nine Months Ended May 31,
(In thousands, except per share data and unaudited)	2007	2006	2007	2006
Revenues	$121,075	$98,815	$346,269	$282,134
Operating expenses
Cost of services	39,429	31,543	111,100	88,729
Selling, general and administrative	42,429	36,319	122,746	105,405

Total operating expenses	81,858	67,862	233,846	194,134

Income from operations	39,217	30,953	112,423	88,000
Other income	2,143	1,060	5,427	3,324

Income before income taxes	41,360	32,013	117,850	91,324
Provision for income taxes	12,785	10,977	38,999	31,851

Net income	$28,575	$21,036	$78,851	$59,473

Basic earnings per common share	$0.58	$0.43	$1.61	$1.22

Diluted earnings per common share	$0.56	$0.41	$1.54	$1.18

Weighted average common shares (Basic)	48,911	48,849	48,942	48,597

Weighted average common shares (Diluted)	51,387	50,909	51,310	50,561

FactSet Research Systems Inc.

Consolidated Statements of Cash Flows

	Nine Months Ended May 31,
(In thousands and unaudited)	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$78,851	$59,473
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	21,172	17,749
Stock-based compensation expense	6,827	6,356
Deferred income taxes	(5,428)	1,177
Net gain realized on sale of available-for-sale securities	(62)	—
Gain on sale of Company-owned real estate	—	(1,342)
Depreciation of asset retirement obligations	51	—
Changes in assets and liabilities, net of effects of acquisitions
Receivables from clients and clearing broker, net	4,265	(7,119)
Accounts payable and accrued expenses	(1,809)	2,405
Accrued compensation	(1,589)	(4,667)
Deferred fees	178	6,190
Taxes payable	(5,299)	3,560
Landlord contributions	432	548
Other working capital accounts, net	1,473	3,742

Net cash provided by operating activities	99,062	88,072

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	—	(28,280)
Proceeds from sales of investments	12,984	83,638
Purchases of investments	(13,490)	(83,523)
Proceeds from sale of Company-owned real estate	—	2,910
Purchases of property, equipment and leasehold improvements	(25,407)	(20,526)

Net cash used in investing activities	(25,913)	(45,781)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(8,792)	(7,150)
Repurchase of common stock	(33,737)	(7,365)
Repayment of note	(2,258)	—
Proceeds from employee stock plans	11,436	11,701
Income tax benefits from stock option exercises	5,365	4,001

Net cash (used in) provided by financing activities	(27,986)	1,187

Effect of exchange rate changes on cash and cash equivalents	333	(751)

Net increase in cash and cash equivalents	45,496	42,727
Cash and cash equivalents at beginning of period	126,549	59,457

Cash and cash equivalents at end of period	$172,045	$102,184